Exhibit 99.1

NEWS RELEASE

GP Strategies Reports Fourth Quarter 2015 Earnings of $0.37 Per Share

Columbia, MD. February 25, 2016. Global performance improvement solutions provider GP Strategies Corporation (NYSE: GPX) today reported financial results for the quarter and fiscal year ended December 31, 2015.
Overview of Fourth Quarter 2015 Results:

•	Revenue of $126.4 million for fourth quarter of 2015 compared to $125.2 million for fourth quarter of 2014

•	Earnings of $0.37 per share for fourth quarter of 2015, inclusive of $0.02 per share of restructuring charges and litigation settlement costs, compared to $0.43 per share for fourth quarter of 2014

•	Cash flow from operations of $16.0 million for fourth quarter of 2015 compared to $14.3 million for fourth quarter of 2014

•
EBITDA of $11.8 million for the fourth quarter of 2015, inclusive of $0.7 million of restructuring charges, litigation costs and loss on change in fair value of contingent consideration, compared to EBITDA of $13.5 million for fourth quarter of 2014

The Company’s revenue increased $1.2 million or 1.0% during the fourth quarter of 2015 compared to the fourth quarter of 2014. Excluding the impact of foreign currency exchange rate changes and the decline in the Company’s non-core alternative fuels business, revenue increased 5% during the fourth quarter of 2015. Foreign currency exchange rate changes contributed to a $2.6 million revenue decline during the fourth quarter of 2015 compared to the same period in 2014. In addition, there was an expected $2.5 million revenue decrease in the Company's non-core alternative fuels business due to project completions in 2014.

Operating income declined $1.5 million to $10.1 million for the fourth quarter of 2015 compared to $11.6 million for the fourth quarter of 2014. The decrease in income is primarily attributable to a decrease in gross profit due to the completion of higher margin projects in 2014 combined with an increase in certain lower margin revenue streams in 2015. Foreign currency exchange rate fluctuations adversely impacted year over year U.S. dollar reported gross profit by $0.5 million during the fourth quarter of 2015. Included in operating income is $0.4 million, or $0.01 per share, of restructuring charges, consisting of severance expense in connection with the previously announced cost savings initiative to better align costs with revenue and improve operating margins. The Company also incurred costs of $0.3 million, or $0.01 per share, related to the settlement of a lawsuit in the fourth quarter of 2015 which are included in selling, general and administrative expenses. Net income was $6.3 million, or $0.37 per diluted share, for the fourth quarter of 2015 compared to $7.4 million, or $0.43 per diluted share, for the fourth quarter of 2014.

The Company reported revenue of $490.3 million for the year ended December 31, 2015, representing a 2.3% decrease over 2014 revenue of $501.9 million. The net decline is largely attributable to a $30.0 million revenue decrease due to the completion of alternative fuels projects in 2014 and an $11.3 million revenue decrease due to unfavorable changes in foreign currency exchange rates, partially offset by an increase in global training services in 2015. Excluding these items, revenue increased $29.7 million or 6%. Net income was $18.8 million, or $1.09 per diluted share, for the year ended December 31, 2015 compared to $27.1 million, or $1.43 per diluted share, for the year ended December 31, 2014.

"Our fourth quarter results showed the highest quarterly profitability in 2015 and strong cash flow from operations," commented Scott N. Greenberg, Chief Executive Officer of GP Strategies. "We achieved overall organic growth despite the continued negative impact of foreign currency fluctuations and lower revenue in our non-core alternative fuels business. Our strong cash flow from operations allowed us to continue our share buyback program. We are also pursuing selective acquisitions that would expand or strengthen our existing lines of business or our geographic footprint, returning to a strategy which has contributed to GP Strategies' growth in prior years."

Balance Sheet and Cash Flow Highlights
As of December 31, 2015, the Company had cash and cash equivalents of $21.0 million compared to $14.5 million as of December 31, 2014. As of December 31, 2015, the Company had long-term debt outstanding of $24.4 million. In addition, the Company had $34.1 million of short-term borrowings outstanding and $29.3 million of available borrowings under its line of credit as of December 31, 2015.

Cash provided by operating activities was $25.6 million for the year ended December 31, 2015 compared to $31.0 million for the year ended December 31, 2014. During the year ended December 31, 2015, the Company repurchased approximately 477,000 shares of its common stock in the open market for a total cost of approximately $12.3 million. As of December 31, 2015, there was approximately $14.0 million available for future repurchases under the buyback program.

Investor Call
The Company has scheduled an investor conference call for 10:00 a.m. ET on February 25, 2016. In addition to prepared remarks from management, there will be a question and answer session on the call. The dial-in numbers for the live conference call are 800-669-5017 or 303-223-4394, using conference ID number 21806337. A telephone replay of the call will also be available beginning at 12:00 p.m. on February 25th, until 12:00 p.m. on March 10th. To listen to the replay, dial 800-633-8284 or 402-977-9140, using conference ID number 21806337. A replay will also be available on GP Strategies’ website shortly after the conclusion of the call.

Presentation of Non-GAAP Information
This press release contains non-GAAP financial measures, including EBITDA (earnings before interest, income taxes, depreciation and amortization). The Company believes this non-GAAP financial measure is useful to investors in evaluating the Company’s results. This measure should be considered in addition to, and not as a replacement for, or superior to, either net income, as an indicator of the Company’s operating performance, or cash flow, as a measure of the Company’s liquidity. In addition, because EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. For a reconciliation of this non-GAAP financial measure to the most comparable GAAP equivalent, see the Non-GAAP Reconciliation – EBITDA, along with related footnotes, below.

About GP Strategies
GP Strategies Corporation (NYSE: GPX) is a global performance improvement solutions provider of sales and technical training, eLearning solutions, management consulting and engineering services. GP Strategies’ solutions improve the effectiveness of organizations by delivering innovative and superior training, consulting and business improvement services, customized to meet the specific needs of its clients. Clients include Fortune 500 companies, manufacturing, process and energy industries, and other commercial and government customers. Additional information may be found at www.gpstrategies.com.

Forward-Looking Statements
We make statements in this press release that are considered forward-looking statements within the meaning of the Securities Exchange Act of 1934. These statements are not guarantees of our future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to be materially different from those we project. For a full discussion of these risks, uncertainties and factors, we encourage you to read our documents on file with the Securities and Exchange Commission, including those set forth in our periodic reports under the forward-looking statements and risk factors sections. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TABLES FOLLOW

GP STRATEGIES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Quarter ended		Year ended
	December 31,		December 31,

	2015	2014	2015	2014

Revenue	$126,431	$125,200	$490,280	$501,867
Cost of revenue	104,019	101,265	408,288	412,292
Gross profit	22,412	23,935	81,992	89,575
Selling, general and administrative expenses	11,889	12,194	47,748	47,108
Restructuring charges	356	—	1,551	—
Gain (loss) on change in fair value of contingent consideration, net	(57)	(121)	(371)	1,392
Operating income	10,110	11,620	32,322	43,859
Interest expense	370	434	1,381	833
Other expense	(177)	(388)	(1,318)	(203)
Income before income tax expense	9,563	10,798	29,623	42,823
Income tax expense	3,311	3,374	10,834	15,725
Net income	$6,252	$7,424	$18,789	$27,098

Basic weighted average shares outstanding	16,988	17,166	17,110	18,641
Diluted weighted average shares outstanding	17,119	17,336	17,264	18,887
Per common share data:
Basic earnings per share	$0.37	$0.43	$1.10	$1.45
Diluted earnings per share	$0.37	$0.43	$1.09	$1.43

Other data:
EBITDA(1)	$11,784	$13,513	$38,869	$53,414

(1)
The term EBITDA (earnings before interest, income taxes, depreciation and amortization) is a non-GAAP financial measure that the Company believes is useful to investors in evaluating its results. For a reconciliation of this non-GAAP financial measure to the most comparable GAAP equivalent, see the Non-GAAP Reconciliation – EBITDA, along with related footnotes, below.

GP STRATEGIES CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL INFORMATION
(In thousands)
(Unaudited)

	Quarter ended		Year ended
	December 31,		December 31,

	2015	2014	2015	2014
Revenue by segment:
Learning Solutions	$52,576	$54,664	$207,039	$198,242
Professional & Technical Services	28,775	33,195	119,092	151,559
Sandy Training & Marketing	25,524	17,330	87,567	67,694
Performance Readiness Solutions	19,556	20,011	76,582	84,372
Total revenue	$126,431	$125,200	$490,280	$501,867

Gross profit by segment:
Learning Solutions	$9,681	$10,547	$36,223	$32,761
Professional & Technical Services	5,852	7,251	23,621	33,350
Sandy Training & Marketing	3,448	3,176	11,321	10,903
Performance Readiness Solutions	3,431	2,961	10,827	12,561
Total gross profit	$22,412	$23,935	$81,992	$89,575

Supplemental Cash Flow Information:
Net cash provided by operating activities	$16,026	$14,334	$25,554	$30,998
Capital expenditures	(526)	(442)	(2,357)	(2,757)
Free cash flow	$15,500	$13,892	$23,197	$28,241

GP STRATEGIES CORPORATION AND SUBSIDIARIES
Non-GAAP Reconciliation – EBITDA (1)
(In thousands)
(Unaudited)

	Quarter ended		Year ended
	December 31,		December 31,

	2015	2014	2015	2014
Net income	$6,252	$7,424	$18,789	$27,098
Interest expense	370	434	1,381	833
Income tax expense (2)	3,311	3,374	10,834	15,725
Depreciation and amortization	1,851	2,281	7,865	9,758
EBITDA	$11,784	$13,513	$38,869	$53,414

(1)
Earnings before interest, income taxes, depreciation and amortization (EBITDA) is a widely used non-GAAP financial measure of operating performance. It is presented as supplemental information that the Company believes is useful to investors to evaluate its results because it excludes certain items that are not directly related to the Company’s core operating performance. EBITDA is calculated by adding back to net income interest expense, income tax expense, depreciation and amortization. EBITDA should not be considered as a substitute either for net income, as an indicator of the Company’s operating performance, or for cash flow, as a measure of the Company’s liquidity. In addition, because EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.

(2)
Income tax expense includes a $0.3 million benefit in the fourth quarter of 2014 and $0.9 million benefit for the year ended December 31, 2014 resulting from a claim for a deduction under Internal Revenue Code Section 199 for the Domestic Production Deduction on the Company’s 2013 U.S. federal income tax return which was not taken in previous years.

GP STRATEGIES CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	December 31,	December 31,
	2015	2014
	(Unaudited)
Current assets:
Cash and cash equivalents	$21,030	$14,541
Accounts and other receivables	90,912	99,638
Costs and estimated earnings in excess of billings on uncompleted contracts	46,061	30,211
Prepaid expenses and other current assets	9,173	15,967
Total current assets	167,176	160,357
Property, plant and equipment, net	6,245	7,864
Goodwill and other intangibles, net	128,196	136,292
Other assets	733	939
Total assets	$302,350	$305,452

Current liabilities:
Short-term borrowings	$34,084	$20,799
Current portion of long-term debt	13,333	13,333
Accounts payable and accrued expenses	61,071	59,018
Billings in excess of costs and estimated earnings on uncompleted contracts	18,366	23,670
Total current liabilities	126,854	116,820
Long-term debt	11,111	24,444
Other noncurrent liabilities	6,041	12,463
Total liabilities	144,006	153,727
Total stockholders’ equity	158,344	151,725
Total liabilities and stockholders’ equity	$302,350	$305,452

© 2016 GP Strategies Corporation. All rights reserved. GP Strategies and the GP Strategies logo design are trademarks of GP Strategies Corporation.

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C O N T A C T S:

Scott N. Greenberg	Sharon Esposito-Mayer	Ann M. Blank
Chief Executive Officer	Chief Financial Officer	Investor Relations
443-367-9640	443-367-9636	443-367-9925